                                  Exhibit 10.26

               STOCK OPTION AGREEMENT DATED AS OF JANUARY 7, 1997
                       BY AND BETWEEN THE CORPORATION AND
                             HAMPEL STEFANIDES, INC.

                               LETTER OF AGREEMENT


This agreement is by and between Hampel Stefanides, Inc., of 111 Fifth Avenue, New York, New York 10003 (Agency) and Steve Madden, Ltd. of 52-16 Barnett Avenue, Long Island City, New York 11104 (Client).

Agency and Client hereby agree to have the Agency serve as Client's advertising agency from January 8, 1997 through January 7, 1998 in accordance with and subject to the following terms and conditions:

1. The Agency will perform the following services for Client, with Client's direction:

A. Study Clients products and/or services.

B. Analyze Client's present and potential markets.

C. Utilize Agency's knowledge of the factors of distribution and sales and their methods of operation.

D. Write, design, illustrate, or otherwise prepare Client's advertisements, in a final format, ready for distribution to the media.

E. Plan and order the space, time, or other means to be used for Client's advertising while endeavoring to secure the most advantageous rates available.

F. Check, verify and analyze insertions, displays, broadcasts, or other means used for Client's advertising.

G. Create and produce collateral materials to include video's, signage, packaging and other marketing communications materials required for the Client

2. Agency is authorized to act as Client's agent in purchasing the materials and services required to produce advertising on Client's behalf. Agency will obtain from Client prior written approval to purchase all such materials and services. However, if time does not permit Agency to obtain prior written approval, it may proceed based on verbal approval with prompt confirmation in writing by Agency. Agency will use its best efforts to secure the most competitive rates for both materials and media. All such materials and services will become Client's property upon payment to Agency by Client.

3. Agency will submit written proposals with estimated timetables and budgetary requirements for Client's prior approval.

4. Agency will take every reasonable precaution to safeguard any and all of Client's property entrusted to its custody or control, but in the absence of gross negligence on Agency's part or willful disregard by Agency, Agency will not be held responsible for any loss, damage, destruction, or unauthorized use by others of any such property.

5. Client reserves the right to modify, reject, cancel, or stop any and all plans, schedules, or work in process, and in such event Agency shall immediately take proper steps to carry out Client's instructions; provided such action is taken, Client agrees to assume Agency's liability for all previously approved commitments, and to reimburse Agency for any losses it may incur in connection with these canceled plans, in addition to paying Agency any compensation due it prior to cancellation in accordance with the provisions of this agreement.

Agency will endeavor to the best of its knowledge and ability to guard against any loss to Client through failure of media or suppliers to properly execute their commitments, but Agency shall not be held responsible for failure on their parts unless such failure is the result of Agency's negligence and/or misconduct.

6. Agency shall not disclose Client's trade secrets or pending patents or other confidential information used by Client in the operation of its business, nor use the information in any way, directly or indirectly, except as required in the performance of this contract.

7. Client shall be responsible for the accuracy, completeness, and propriety of information concerning its products and services that it furnishes to Agency in connection with performance of this agreement.

8. Except as is otherwise provided below, Client will indemnify and hold Agency harmless from and against any liabilities and expenses (including attorney's fees) reasonably incurred by Agency in respect of any action or proceeding brought or threatened to be brought before any court, administrative body, or other tribunal, which action arises out of the services rendered by Agency hereunder including, without limitation, liabilities and expenses arising out of claims with respect to advertising prepared by Agency. Agency agrees to indemnify and hold Client harmless from and against any liabilities and expenses (including attorney's fees) reasonably incurred by Client in respect to any advertising materials prepared by Agency for Client that give rise to any claim pertaining to libel, slander, defamation, trademark infringement, copyright infringement, invasion of privacy, trade secrets, piracy and/or plagiarism unless such claim results from information or materials furnished by Client. The terms of this paragraph 8 will not terminate with termination of this agreement. Agency represents that it has Professional Liability Insurance and will maintain such coverage for the term of this contract in an amount of not less than $1,000,000.

9. Agency is a signatory to the Screen Actors Guild (SAG) and the American Federation of Television and Radio Artists (AFTRA). Client agrees to abide by regulations regarding these associations. Upon termination of this agreement, Client agrees to sign a Transfer of Rights Agreement which will transfer all talent obligations from Agency to Client.


10. Client agrees to pay Agency the actual, net costs of all media, materials and third party services purchased on its behalf including reasonable miscellaneous reimbursable expenses such as travel, telephone, photocopies, facsimiles, postage and shipping. The exact amount of cash discounts allowed to Agency by suppliers for prompt payment will be credited to Client provided Client pays Agency in time to take the suppliers' discount and that there is not an overdue indebtedness at the time of payment.

11. Compensation to the Agency for services rendered will be made in the form of a retainer, Steve Madden Ltd. common stock and hourly fees in the following manner:

a) In consideration of services related to the development and placement of advertising in the media during the term of this agreement, the Client will pay a monthly retainer of $ 8,000 (to be billed the first of each month) and provide Agency with a number of options to purchase shares of Client's Common Stock equal to $ 54,000 divided by the closing price as reported by the NASDAQ Stock Market on January 7,1997 (The Market Price). The options will have an exercise price equal to The Market Price and vest in four (4) equal installments each on April 7,1997, July 7, 19971 October 7, 1997 and January 7, 1998. The Client agrees to register the shares of Common Stock issuable upon exercise of the options prior to the date of vesting. The options will terminate two (2) years from the date of vesting. If this agreement is terminated by the Client prior to January 7, 1998, then the Agency shall retain the right to the option installment which it would have earned during the contract year quarter which in such termination occurs.

11b) For projects that are both unrelated to media advertising and do not utilize graphics inherent to the advertising idea (e.g. corporate video's, annual reports, research), Agency will bid on a project basis with compensation based on hourly fees.

11c) For all Agency digital studio services (e.g., mechanicals, type, etc.), Client will be billed standard Agency rates.

12. Client agrees to pay all invoices within thirty days of invoice date. Any invoice not paid according to these terms is subject to a monthly finance charge of 1 1/2% plus all collection costs, including reasonable attorney costs and court fees.

13. The term of this agreement shall be from January 8, 1997 and shall continue in force from that date until January 7, 1998 and may be terminated by thirty days notice in writing given by either party to the other and sent registered mail or overnight mail courier service to the principal place of business of the party to whom such notice is addressed. This agreement may be terminated without notice by either party if the other party is (a) in default or breach and the default or breach has not been cured within ten (10) days, (b) bankrupt or making an assignment for the benefit of creditors, (c) subject to a suit for appointment of a receiver, or (d) dissolved or liquidated.

14. Agency, during the term of this agreement, will not act as advertising agency for any product directly competitive with Client.

15. Agency will not utilize services or purchase products from a subsidiary or other entity with which Agency has a financial interest unless Agency discloses that information to Client and Client approves the transaction in writing.

16. Agency agrees that Client is under no obligation to approve or use the ideas presented to Client by Agency.

17. Agency acknowledges that, except as set forth in paragraph 2, it is acting as an independent contractor and no employment responsibility or obligation is created with this agreement. All work product is made as work for hire and upon termination all paid for work product will be delivered to Client at Client's cost.

18. Client may at any time during the life of this contract, and upon reasonable notice and during normal business hours, examine Agency's files and records that pertain to the handling of Client's advertising.

19. This agreement, which is to be governed by the laws of New York, contains the entire understanding of the parties and supersedes all prior discussion, correspondence and understandings whether oral or written and may not be changed, assigned or modified except in writing signed by both parties.



Hampel Stefanides, Inc.:                     Steve Madden Ltd.:


By  /s/ ILLEGIBLE                            By  /s/ Rhonda J. Brown
    -----------------------------                -------------------------
Date 1/8/97                                  Date 1/9/97